Registration No. 333-293717

As filed with the Securities and Exchange Commission on August 28, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRINITY BIOTECH PLC

 (Exact name of registrant as specified in its charter)

Ireland	2835	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

IDA Business Park

Bray, County Wicklow,

A98 H5C8,

Ireland

+353 1 276 9800

(Address and telephone number of registrant's principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Tel. (302) 738-6680

 (Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Steven J. Glusband, Esq. Mary Brown, Esq. Carter Ledyard & Milburn LLP 28 Liberty Street New York, New York 10005 (212) 732-3200	David Jones, Esq. Thomas Burke, Esq. Matheson LLP 70 Sir John Rogerson's Quay Dublin 2 Ireland +353 1 232 2000

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form F-1 (File No. 333-293717) (the “Registration Statement”) of Trinity Biotech plc (the “Registrant”), originally filed with the Securities and Exchange Commission on February 25, 2026 and declared effective on March 3, 2026, as amended by Post-Effective Amendment No. 1, which was filed on June 4, 2026 and declared effective on June 10, 2026. The Registration Statement pertains to the registration of 705,659,320 Class A ordinary shares of the Registrant (the “Ordinary Shares”), which, prior to July 24, 2026, were represented by 35,282,966 American Depositary Shares (the “ADSs”), with each ADS representing 20 Ordinary Shares. Effective July 24, 2026, the ADS ratio was changed from one ADS representing 20 Ordinary Shares to one ADS representing 600 Ordinary Shares, which had the same effect on the ADSs as a one-for-thirty reverse ADS split. The number of underlying Ordinary Shares registered under the Registration Statement was not affected by the ADS ratio change, with these Ordinary Shares being represented by 1,176,099 ADS following the July 24, 2026 ratio change. On February 24, 2026, the Registrant entered into a Standby Equity Purchase Agreement (the “Purchase Agreement”) with YA II PN, LTD. (the “Investor”), pursuant to which the Registrant could, at its option, sell ADSs to the Investor for an aggregate gross purchase price of up to $25 million.

The Registrant terminated the Purchase Agreement, effective as of July 7, 2026. As a result of the termination of the Purchase Agreement, no further offers or sales will be made under the Registration Statement. Pursuant to the undertaking in Item 9(a)(3) of the Registration Statement, the Registrant hereby removes from registration the 675,048,580 Ordinary Shares, represented by 1,125,081 ADSs, that remain registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in County Wicklow, Ireland, on August 28, 2026.

TRINITY BIOTECH PLC

By:	/s/ John Gillard
John Gillard Chief Executive Officer